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                                                                 Exhibit 10.22

                              DISTRIBUTION AGREEMENT

     This Distribution Agreement dated as of April 21, 1999 (this "Agreement"), is made by and between Lotus Development Corporation, a Delaware corporation with its principal place of business at 55 Cambridge Parkway, Cambridge, MA 02142 ("Lotus") and NetObjects, Inc., a Delaware corporation having a principal place of business at 301 Galveston Drive, Redwood City, CA 94063 ("NetObjects").

                                     BACKGROUND

     A. NetObjects has assisted Lotus in the development of a modified version of Lotus FastSite to be known as "NetObjects Authoring Server Connector for Business Documents, featuring Lotus FastSite" (the "Lotus Product," as further defined below).

     B. NetObjects has independently developed connector code which is incorporated into the Lotus Product ("NetObjects Connector Code," as further defined below).

     C. NetObjects desires to obtain a license to duplicate and distribute the Lotus Product, and Lotus desires to obtain a license to duplicate and distribute the NetObjects Connector Code as a component of the Lotus Product, pursuant and subject to the terms and conditions of this Agreement.

     Therefore, in consideration of the mutual promises and covenants set forth below, the parties agree as follows:


                                     SECTION 1
                                    DEFINITIONS

     Capitalized terms used herein and not otherwise defined herein are used as defined in this Section 1.

     1.1 "Documentation" shall mean the end user manuals and related documentation for the Lotus Product or the NetObjects Product, as the case may be.

     1.2 "Lotus Product" shall mean Lotus FastSite for NAS, version 2.0x (including the version branded as "NetObjects Authoring Server Connector for Business Documents, featuring Lotus FastSite"), as referenced above, configured to interoperate correctly with the NetObjects Product, and any successor Point Releases made commercially available during the Term hereof, together with applicable Documentation. The Lotus Product is a Document-to-HTML conversion tool for NetObjects Authoring Suite customers who wish to publish various office documents, directly in HTML form onto a Website, or directly to the NAS content manager.

     1.3 "NetObjects Product" shall mean the NetObjects Authoring Suite ("NAS") family of products and any successor Point Releases made commercially available during the Term hereof, together with applicable Documentation.

     1.4 "Point Release" shall mean any successor version of a product that is identified by a change to one or more digits to the right of the decimal point in the version number.


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     1.5  "NetObjects Connector Code" shall mean the software developed by
NetObjects for the purpose of facilitating integration between Lotus FastSite and the NetObjects Product, including any new Point Releases, modifications or ehancements made commercially available by NetObjects during the Term hereof.


                                     SECTION 2
                                 DEVELOPMENT TASKS

     2.1 LOTUS PRODUCT. NetObjects provided engineering services and assisted Lotus in the development of modifications to Lotus FastSite to create the Lotus Product. Lotus acknowledges and agrees that the development of the Lotus Product has been sucessfully completed and accepted by Lotus, and that no further development is required.

     2.2 CONNECTOR CODE. In connection with the development of the Lotus Product, NetObjects independently developed the NetObjects Connector Code which is incorporated into the Lotus Product. Lotus acknowledges and agrees that the development of the NetObjects Connector Code has been sucessfully completed and accepted by Lotus, and that no further development is required.

     2.3 PROPRIETARY RIGHTS. Each party shall retain all title and interest in any intellectual property created or developed by it except to the extent otherwise expressly provided in this Agreement. It is expressly agreed however, that as provided in Section 6.1 hereof, all modifications to Lotus FastSite referenced in Section 2.1 hereof shall be deemed for all purposes to be works made for hire and shall be the sole property of Lotus, excluding modifications, if any, to the NetObjects Connector Code.


                                     SECTION 3
                                      LICENSES

     3.1 LICENSE TO DISTRIBUTE LOTUS PRODUCT. Lotus hereby grants to NetObjects during the Term hereof a worldwide, non-exclusive, non-transferable right and license, subject to the terms and conditions hereof, to copy, modify, manufacture and distribute the Lotus Product, in object code form only. NetObjects may distribute the Lotus Product directly to customers or through NetObjects' normal distribution channels.

     3.2 LICENSE TO DISTRIBUTE NETOBJECTS CONNECTOR CODE. NetObjects hereby grants to Lotus a worldwide, royalty-free, non-exclusive, non-transferable, perpetual right and license, subject to the terms and conditions hereof, to copy, manufacture and distribute the NetObjects Connector Code, in object code form only, and only bundled with Lotus FastSite. Lotus may distribute the NetObjects Connector Code as incorporated into the Lotus Product directly to customers or through Lotus' normal distribution channels.

     3.3 UPGRADES. Lotus hereby grants to NetObjects a worldwide, non-exclusive, non-transferable right and license to use, copy, manufacture and distribute on a stand-alone basis any bug-fixes, patches, maintenance releases or upgrades (collectively "Upgrades") of the Lotus Product provided by Lotus to NetObjects during the Term hereof, provided that such distribution


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shall be limited to customers who have previously acquired valid licenses to the Lotus Product. NetObjects may distribute Upgrades directly to customers or through NetObjects' normal distribution channels, including electronic distribution channels.

     3.4 LOTUS SOFTWARE AGREEMENT. The Lotus Product sold and distributed by NetObjects under this Agreement shall be subject to the terms and conditions of the applicable standard Lotus License Agreement, copies of which will be provided to NetObjects upon request. All end user licenses shall be between Lotus and the end users.

     3.5 LICENSE TO REPRODUCE LOTUS MATERIALS FOR DISTRIBUTION. Lotus hereby grants to NetObjects a worldwide, non-exclusive, non-transferable right and license, subject to the terms and conditions hereof, to reproduce and manufacture any and all artwork, marketing, promotional and other collateral materials provided by Lotus to NetObjects for the purpose of marketing and promoting the Lotus Product and to distribute such materials in connection with the marketing or promotion thereof.

     3.6 DOCUMENTATION. Within ten (10) business days after the date of this Agreement, Lotus will deliver its Documentation for the version of the Lotus Product distributed by Lotus. Within forty-five (45) business days after the date of this Agreement, NetObjects will create and deliver to Lotus a separate document describing the interaction of the Lotus Product with the NetObjects Product. The source for such separate document or any other on-line help document created by NetObjects will be provided to Lotus in Rich Text (RTF) format.

     3.7  MASTER COPIES.  Within ten (10) business days after the date of this
Agreement: (i) Lotus will deliver to NetObjects one (1) master copy of the Lotus Product, in object code format only, for NetObjects use in exercising its duplication and distribution rights under this Agreement; and (ii) NetObjects will deliver to Lotus one (1) master copy of the NetObjects Connector Code, in object code format only, for Lotus' use in exercising its duplication and distribution rights under this Agreement.


                                     SECTION 4
                                 ROYALTIES; PAYMENT

     4.1 ROYALTY. NetObjects will pay Lotus a royalty for each copy of the Lotus Product distributed or sold by NetObjects, including maintenance releases and upgrades. Such royalty will be equal to twenty-five percent (25%) of ASP (as defined in this Section 4.1) for the first 5,000 units distributed, and twenty percent (20%) of ASP for units in excess of 5,000 distributed during each 12-month term of this agreement, provided that in no event shall the royalty be less than fifteen dollars ($15) per copy and that there will be no minimum royalty for distributions by NetObjects of updates, upgrades and error correction copies of the Lotus Product made available free of charge only to those users who have previously purchased a licensed copy of the Lotus Product. For purposes of this Agreement, "ASP" or "Actual Selling Price" shall mean the total revenue collected directly or indirectly by NetObjects, net of actual returns (not to exceed 15 % annually, as determined after the end of each one year period), for sales of the Lotus Product.


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     4.2  EXCEPTIONS.  NetObjects will not owe any royalty for copies of the
Lotus Product used internally by NetObjects, or used in sales training, evaluations, trials, and demonstrations, or for distribution by Lotus to Lotus Business Partners under the terms of the Lotus Business Partner Agreement, provided that the number of royalty-free copies used internally or distributed by NetObjects for sales, marketing and trial purposes shall not exceed 500 in the aggregate.

     4.3  PAYMENT TERMS.

     (a) Royalties shall be due and payable net forty-five (45) days after each calendar quarter during the Term hereof. Each quarterly payment shall be accompanied by a report (in electronic form), copies of which shall be provided to the Lotus FastSite group and the Lotus OEM Sales group (address noted in (c) below), detailing the number of units of the Lotus Product sold by region (i.e. North America, Latin America, Asia/Pacific, or Europe/Middle-East/Africa), to the extent such information is reasonably available, during such calendar quarter.

     (b) The royalties payable hereunder do not include sales, use, withholding, excise or other taxes, fees, duties or tariffs now or hereafter imposed on the production, storage, transportation, import, export, licensing or use of the Lotus Product. Such charges (if any) shall be paid by NetObjects to the applicable taxing authority or, in lieu of payment of any tax, NetObjects shall provide a valid exemption certificate acceptable to Lotus and the applicable taxing authority.

     (c)  Payments shall be sent to:

          Lotus Development Corporation
          55 Cambridge Parkway
          Cambridge, MA 02142
          Attn: Mike Cloukey

     4.4 RECORDS AND AUDIT. NetObjects shall keep accurate records which are sufficient for the computation of payments due under this Agreement and, with thirty (30) days' advance notice, shall make such records reasonably available to Lotus' independent auditors, which shall be an accounting firm of nationally recognized standing, at the place or places where such records are customarily kept, for inspection during normal business hours, subject to appropriate nondisclosure obligations. Such audits shall not occur more often than once in a twelve month period. NetObjects shall reimburse Lotus for any reasonable, documented, out-of-pocket expenses if such inspection reveals that the payments made by NetObjects during the period reviewed aggregated less than 90% of the payments required to be made by NetObjects during such period.


                                     SECTION 5
                     MARKETING; CUSTOMER SUPPORT; LOCALIZATION

     5.1 MEDIA, PACKAGING, COLLATERAL MATERIAL AND PRICING. NetObjects shall be responsible for the selection of the media to contain the Lotus Product, (2) the design of the packaging for the Lotus Product, (3) all collateral and related materials to be included in the Media with the


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Lotus Product, and (4) the pricing of the Lotus Product, provided that use of the Lotus Trademarks (as Lotus Trademarks are defined in Section 5.2 below) by NetObjects shall adhere to Trademark Guidelines (as Trademark Guideliens are defined in Section 5.2 below). In the event and upon notification by Lotus that NetObjects' use of Lotus Trademarks does not adhere to Trademark Guidelines, NetObjects shall make such corrections as necessary in its use of Lotus Trademarks so as to be in compliance with Trademark Guidelines. NetObjects acknowledges that Lotus will continue to manufacture, market and sell a Lotus-branded version of the Lotus Product, either as a standalone product or bundled with other Lotus or third-party products. At its option, NetObjects may elect to purchase media containing the Lotus Product manufactured by Lotus at Lotus' cost (including all shipping and handling costs) plus one percent (1%), provided that Lotus is given 30-days prior written notice.

     5.2 NO JOINT MARKETING. Each party shall be responsible for its own marketing and sales activities. Neither party shall make any representations or statements regarding the software products of the other party which are in substance different from those contained in a party's sales literature and advertising copy, without such party's prior review and written approval. NetObjects may use the "Lotus" and "Lotus Fastsite" logos and trademarks ("Lotus Trademarks") in its packaging, advertising and sales literature, provided that such names are used in a manner consistent with Lotus' then-current trademark usage policy ("Trademark Guidelines").

     5.3 QUALITY CONTROL. During the Term of this Agreement, Lotus shall apprise NetObjects of its reasonable marketing guidelines and quality standards as in effect from time to time. Thereafter, Lotus may from time to time request and inspect copies of marketing materials reproduced by NetObjects to confirm NetObjects' compliance with such guidelines and standards.

     5.4 NO OTHER OBLIGATION TO MARKET. Lotus shall have no obligation to market or distribute the Lotus Product and nothing contained in herein shall be deemed to impair or inhibit Lotus' right to develop and/or distribute similar or competitive technology as that contained in the NetObjects Product.

     5.5 SUPPORT. NetObjects will provide Level 1 and Level 2 product support (as defined in Exhibit F of "NetObjects License Agreement: IBM Agreement Number L97063" in reciprocal fashion) for the Lotus Product. NetObjects will refer customer problems with the Lotus Product which NetObjects cannot resolve to Lotus for Level 3 support. Lotus will provide training, Knowledge Base access, etc. to assist NetObjects in performing its support obligations hereunder. NetObjects and Lotus will jointly develop a process for escalation of Level 3 issues and bug reporting as specified in said Exhibit F.

     5.6 LOCALIZATION. Lotus will be responsible for enablement and localization/translation of the Lotus Product ( excluding, however, the NetObjects Connector Code) to the extent that Lotus performs such localization/translation for its own purposes. Currently, FastSite is enabled for multi-byte characters and can convert documents of a multibyte nature, but its user interface is available only in English. Lotus shall provide to NetObjects master copies of localized/translated versions of the Lotus Product when ready for commercial shipment, and such localized/translated versions shall be deemed to be "Lotus Product" for the purposes of this Agreement.



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                                     SECTION 6
                        PROPRIETARY RIGHTS; CONFIDENTIALITY

     6.1  PROPRIETARY RIGHTS.

(a) Each party shall fully and exclusively retain all of its proprietary rights to its technology, including, without limitation, patent, copyright, trade secret and all other proprietary rights, and except for the licenses specifically granted herein neither party by virtue of this Agreement shall acquire any rights to the other party's technology. Lotus shall be the exclusive owner of all intellectual property rights in and to Lotus Product including all right, title and interest in and to the development work performed by NetObjects under this Agreement to modify and/or enhance the Lotus Product. NetObjects shall be the exclusive owner of all intellectual property rights in and to the NetObjects Product, the NetObjects Connector Code and the documentation created by NetObjects pursant to Section 3.6. Each party shall take such acts and execute such documents as may be reasonably necessary to create or perfect the other parties proprietary rights as provided herein.

     (b) Except as expressly and unambiguously provided in this Agreement and except with respect to its own software to which it retains full and exclusive proprietary rights, neither party shall (i) resell, copy, distribute, transfer, loan, sublicense or make available to others the other party's software, or (ii) alter, modify or adapt the other party's software, including but not limited to translating, decompiling, disassembling, reverse engineering or creating derivative works; furthermore, neither party shall remove, cover or alter any copyright or other proprietary rights notice.

     6.2 NO OTHER LICENSES. Except as expressly set forth in this Agreement, neither party grants to the other any rights or licenses in or to any trademark, copyrighted or patented work, or other intellectual property it possesses.


                                     SECTION 7
WARRANTIES; LIMITATION OF REMEDIES AND LIABILITIES

     7.1 LIMITED WARRANTY. Lotus shall provide, in its Software Agreement, its standard end user warranty for the Lotus Product, but such warranty shall apply and be enforceable only by customers holding valid licenses. EXCEPT AS SPECIFICALLY SET FORTH IN THE PRECEDING SENTENCE OR OTHERWISE EXPRESSLY STATED HEREIN, NEITHER PARTY MAKES ANY GUARANTEE, WARRANTY OR REPRESENTATION, EITHER EXPRESSED OR IMPLIED, WITH RESPECT TO ITS SOFTWARE (INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO TITLE, QUALITY, PERFORMANCE, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE), NOR WITH RESPECT TO ANY OTHER MATTER SET FORTH IN THIS AGREEMENT.

     7.2 LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR SPECIAL, INDIRECT, INCIDENTAL, LOST PROFIT, COVER, TORT OR CONSEQUENTIAL


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DAMAGES IN CONNECTION WITH THIS AGREEMENT, EVEN IF AWARE OF THE POSSIBILITY OF
SUCH DAMAGES.

     7.3 EXCEPTIONS. None of the foregoing limitations shall apply to the liability of a party for any damages recoverable under copyright, patent, trademark or trade secret law for the violation or infringement of the other party's copyrights, patent rights, trademarks or other proprietary rights, or to the indemnification obligations of the parties set forth in Section 8 below.


                                    SECTION 8
                                  INDEMNIFICATION

     8.1 INDEMNITY BY LOTUS. Lotus shall indemnify and hold NetObjects harmless from and defend any claim, suit or proceeding, and pay any settlement amounts or damages finally awarded by a court of competent jurisdiction, arising out of claims by third parties that the Lotus Product infringes any United States, Canadian, EU or Japanese copyright, patent, trade secret or trademark of such third party or parties.

     8.2 INDEMNITY BY NETOBJECTS. NetObjects shall indemnify and hold Lotus harmless from and defend any claim, suit or proceeding, and pay any settlement amounts or damages finally awarded by a court of competent jurisdiction, arising out of claims by third parties that the NetObjects Product infringes any United States, Canadian, EU or Japanese copyright, patent, trade secret or trademark of such third party or parties.

     8.3 CONDITIONS TO INDEMNIFICATION. The obligations to defend and to provide indemnification under this Section 8 are subject to the following conditions:

     (i) The party claiming indemnification shall promptly notify the party having the duty of indemnification in writing of any indemnifiable claim or action for which indemnification is sought (provided that any failure to so notify shall not limit the indemnifying party's indemnification obligation except if and to the extent such failure materially prejudiced the indemnifying party's ability to defend against any claim, suit or other proceeding).

     (ii) The indemnifying party shall, at its option, have sole control of the defense of any such claim or action and all negotiations for any settlement or compromise, provided that the party seeking indemnification shall have the right to participate in such defense at its own cost and expense.

     (iii) Following notice of any action against the indemnified party based on a claim that a indemnifying party's product is infringing, the indemnifying party may at its option (A) procure for the indemnified party the right to continue using such infringing the indemnifying party's software, (B) replace such software with a non-infringing product with comparable features and functionality, (C) modify such software to make it non-infringing, or (D) terminate this Agreement, provided that this Section 8 will survive such termination.

     (iv) Neither party shall be liable for any claim of infringement based on the other party's modification to its software, the combination or use of a its software with any product, program or data not provided by it, if and to the extent such claim would not have arisen absent such


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modification or combination; or any claim that would have been avoided by use of the most recent version of the party's software then licensed for use and distribution by the other party.

                                     SECTION 9
                                  CONFIDENTIALITY

     9.1. CONFIDENTIAL INFORMATION. "Confidential Information" consists of (i) information disclosed by either party in connection with this Agreement, whether in tangible or intangible form, that, in the case of material in tangible form, is legended as confidential, or if orally disclosed, is identified at the time of disclosure as proprietary or confidential; (ii) the parties' business and marketing plans with respect to their products, including without limitation, the Lotus Product, NetObjects Authoring Server Suite and NetObjects Connector Code ; and (iii) the terms and conditions of this Agreement. Confidential Information does not include information that (a) is already known to the receiving party without restriction on use or disclosure at the time of communication to the receiving party; (b) is or becomes publicly known through no wrongful act or inaction of the receiving party; (c) has been rightfully received from a third party authorized to make such communication, without restriction on use or disclosure; (d) has been independently developed by the receiving party; or (e) is required to be disclosed by the receiving party pursuant to applicable laws or regulations.

     9.2. RESTRICTIONS. Except as expressly authorized in writing by the other party, neither Licensor nor NetObjects shall disclose to any person or entity any Confidential Information of the other party except as reasonably necessary to perform and exercise its rights and obligations hereunder. Neither Licensor nor NetObjects shall disclose any Confidential Information to any person or entity that has not agreed in writing to keep such information confidential.
Any reproduction or copy of Confidential Information shall carry the same proprietary and/or confidential notices and legends that appear on the original.

     9.3. INJUNCTIVE RELIEF. The parties agree that any breach of the restrictions contained in this Section 9 may cause irreparable harm to the non-breaching party, entitling such party to seek injunctive relief for such breach in addition to all other legal remedies with respect thereto.



                                 SECTION 10
                            TERM AND TERMINATION

     10.1 TERM. This Agreement shall have an initial term of one (1) year, commencing on the date first above written. Upon expiration of such initial term, this Agreement shall automatically renew for successive one-year renewal terms unless earlier terminated. Such initial term and renewal terms (if any) are referred to collectively herein as the "Term."

     10.2 TERMINATION FOR BREACH. Either party may terminate this Agreement by giving written notice to the other party if such other party fails to perform or comply with this Agreement or any provision hereof in any material respect.
Such termination shall be effective thirty (30) days after written notice from the non-breaching party unless the occurrence giving rise to the right of termination and its adverse effects have been cured to the reasonable satisfaction of the non-breaching party prior to the expiration of such thirty
(30) day period.


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     10.3  TERMINATION WITHOUT CAUSE.  Either party  may terminate this
Agreement as of the end of the then-current Term by providing the other party with not less than thirty (30) days prior written notice.

     10.4 BANKRUPTCY. This Agreement shall terminate automatically if (i) a party files or has filed against it a petition under the U.S. Bankruptcy Code or any other law relating to insolvency or the protection of creditors, provided that, in the case of an involuntary petition, such petition has not been stayed or dismissed within sixty (60) days following the filing thereof, (ii) a party makes an assignment for the benefit of creditors or (iii) a receiver or similar official is appointed for all or a substantial portion of a party's assets.

     10.5 END USERS. Notwithstanding anything to the contrary contained herein, the expiration or earlier termination of this Agreement shall have no effect on the rights of end-users who have purchased the Lotus Product from NetObjects, and NetObjects and its distributors, OEMs and dealers shall have the right to sell copies of the Lotus Product manufactured and packaged prior to the effective date of such termination, subject to the provisions of this Agreement.

     10.6 REMEDIES. Termination shall not limit or restrict any of the remedies otherwise available to the parties hereunder in equity or at law.


                                     SECTION 11
                                      GENERAL

     11.1 NO AGENCY. The parties hereto are independent contractors. This Agreement shall not create an agency, partnership, joint venture or any other form of legal association. Neither party shall have the right to bind the other to any agreement with a third party nor to represent itself as an agent, partner or joint venturer of the other or to incur any obligation or liability on behalf of the other party.

     11.2 NOTICES. All notices which any party may be required or desire to give to any other party shall be given by personal service (by hand or next-day courier service), registered mail or certified mail to the other party at its address set forth at the beginning of the Agreement and shall be deemed effective upon delivery by personal service or five days after the date of mailing by registered or certified mail.

     11.3 FORCE MAJEURE. Neither party shall be liable for damages for any delay or failure of delivery arising out of causes beyond its reasonable control and without its fault or negligence, including, but not limited to, acts of civil or military authority, fires, riots, wars, or embargoes, where such party provides the other party prompt notice of the event causing its delay or failure of delivery and where such party uses reasonable and diligent efforts to remove such causes of non-performance.

     11.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts, excluding its conflicts of laws rules.


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     11.5  EXPORT CONTROLS.  Each party shall comply with all applicable export control laws and regulations.

     11.6 MERGER AND AMENDMENTS. This Agreement constitutes the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all prior agreements or negotiations, written or oral. This Agreement may not be amended or modified except in writing and executed by both parties. No waiver shall be effective unless in writing and duly executed by the party granting the waiver.

     11.7 SEVERABILITY. If any provisions of this Agreement are held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall continue in full force and effect.

     11.8  ASSIGNMENT.

     (a) This Agreement shall be binding on the parties and their successors and assigns. Except as specifically provided in this Agreement, neither party may assign this Agreement or any license granted hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld.

     (b) The foregoing notwithstanding, either party may assign this Agreement to any entity that, directly or indirectly, controls it, it controls, or that it is under common control with, or (ii) any purchaser or successor to a product line included within the Lotus Products or NetObjects Products, as the case may be.

     11.9 SURVIVAL. The provisions of Sections 4, 6, 7, 8, 9, 10 and 11 hereof shall survive the expiration or earlier termination of this Agreement in accordance with their respective terms.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized representatives as of the date first above written.


LOTUS DEVELOPMENT CORPORATION                NETOBJECTS, INC.

By: /s/ Jim Burnham                          By: /s/ Morris Taradalsky
    ------------------------------------         -------------------------------

Title: General Manager, Lotus SmartSuite     Title: EVP
       ---------------------------------            ----------------------------



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